Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Raytheon Technologies Corporation of our report dated February 12, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting of Raytheon Company, which appears in Raytheon Technologies Corporation's Current Report on Form 8-K dated April 8, 2020.  We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 28, 2020